FORM 4

[ ] Check this box if no
    longer subject to                      U.S. SECURITIES AND EXCHANGE COMMISSION
    Section 16.  Form 4 or                         Washington, D.C. 20549
    Form 5 obligations may              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue.  See              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    instructions 1(b).                      Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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 1.  Name and Address of Reporting Person*    2.  Issuer Name and Ticker or Trading Symbol     6.  Relationship of Reporting Person(s) to Issuer
                                                                                                  (Check all applicable)
                                                                                                  [X] Director      [ ]  10% Owner
     Kreider       Gary              P.         LSI LIGHTING SYSTEMS INC. (LYTS

                                                                                                  [ ] Officer       [ ]  Other
                                                                                                      (give title below) (specify below)

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  (Last)           (First)         (Middle)   3.  IRS or Social Security  4.  Statement for     7.   Individual  or  Joint/Group   Filing  (check
                                                  Number of Reporting         Month/Year             applicable line)
                                                  Person (Voluntary)

                                                                              August 2002             [X] Form filed by One Reporting Person
   1400 Provident Tower, One East Fourth Street                                                       [ ] Form filed by More Than One Reporting
                                                                                                          Person
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                              (Street)                                    5.  If Amendment,
                                                                              Date of Original
                                                                              (Month/Year)
   Cincinnati     Ohio         45202
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      (City)     (State)       (Zip)
                                           Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
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 1. Title of Security  2. Transaction    3. Transaction 4. Securities Acquired (A)              5. Amount of       6. Ownership    7. Nature
    (Instr. 3)             Date              Code          or Disposed of (D)                      Securities         Form:           of Indirect
                                            (Instr. 8)     (Instr. 3, 4 and 5)                     Beneficially       Direct          Bene-
                                                                                                   Owned at           (D) or          ficial
                                                                                                   End of             Indirect        Owner-
                                                                                                   Month              (I)             ship
                       (Month/Day/Year)                                                           (Instr. 3         (Instr. 4)        (Instr. 4)
                                                                                                   and 4)
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                                           Code     V      Amount   (A) or (D)       Price
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   Common Stock            8/16/02          P       V      1,000         A           $9.95         2,000               I              By 401(k)
                                                                                                                                      Plan

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
   SEC 1474 (7/96)
(Over)

FORM 4 (continued)                                   Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                                (e.g., puts, calls, warrants, options, convertible securities)
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 1. Title of     2. Conver-   3. Trans-    4. Transaction    5. Number of        6. Date Exer-        7. Title and Amount of   8. Price 9. Number  10. Owner- 11. Na-
     Derivative     sion or      action        Code             Derivative          cisable and Ex-      Underlying Securities    of       of          ship       ture
     Security       Exercise     Date         (Instr. 8)        Securities          piration Date        (Instr. 3 and 4)         Deriv-   Deriv-      Form       of In-
     (Instr. 3)     Price of                                    Acquired (A)                                                      ative    ative       of De-     direct
                    Deriv-                                      or Disposed of                                                    Secur-   Secur-      rivative   Bene-
                    ative        (Month/                        (D)                 (Month/Day/                                   ity      ities       Secur-     ficial
                    Security     Day/                           (Instr. 3, 4        Year)                                         (Instr.  Bene-       ity:       Own-
                                 Year)                          and 5)                                                            5)       ficially    Direct     ership
                                                                                                                                           Owned       (D) or     (Instr. 4)
                                                                                                                                           at End      Indi-
                                                                                                                                           of          rect
                                                                                                                                           Month       (I)
                                                                                                                                           (Instr. 4)  (Instr. 4)

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                                                                                 Date      Expira-                Amount or
                                                                                 Exer-     tion          Title    Number of
                                                                                 cisable   Date                   Shares
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                                             Code    V          (A)    (D)
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Explanation of Responses:

Intentional misstatements or omissions of facts constitute Federal Criminal Violations
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                             /s/Gary P. Kreider                              8/22/02
                                                                                        -------------------------------------       --------------
                                                                                        Signature of Gary P. Kreider                    Date

Note:  File three copies of this Form, one of which must be manually signed.
         If space is insufficient, see Instruction 6 for procedure.
Potential  persons who are to respond to the collection of  information  contained in this form are not required to respond unless the form displays a currently valid OMB number.
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